Exhibit 10.1
Description of Profit Sharing Plan
     Pursuant to the Profit Sharing Plan (the “Plan”), which is not a qualified plan under ERISA, Dawson Geophysical Company (the “Company”) accrues 5% of pretax net income each month during a fiscal year as a pool of funds to be allocated to all employees, including the Company’s executive officers, that contributed to the success of the fiscal year. Employees that have at least one year of service as of the end of the Company's fiscal year are included in the allocation of the funds that are paid mid-November. Participating employees must be employed with the Company on the date of payment in order to receive a payment under the Plan. The allocation of funds is based on a formula of period of service, annual salary and position.